[LOGO OF SOUND SOURCE INTERACTIVE, INC.]

For Further Information:

Sound Source Interactive, Inc.                     CONTACT:
26115 Mureau Road, Suite B                         Vincent Bitetti, CEO
Calabasas, California 991302                       (818) 878-0505 x 204

For Immediate Release:
September 11, 2000

FOR IMMEDIATE RELEASE


                     SOUND SOURCE INTERACTIVE ANNOUNCES
                          TDK EQUITY INVESTMENT

                  COMPANY TO BE CALLED TDK MEDIACTIVE, INC.


CALABASAS, CA   September 11, 2000 -- Sound Source Interactive Inc. (OTC: SSII
BB) announced today that it has entered into a Stock Purchase Agreement to issue common stock representing a controlling interest to TDK USA Corporation, a subsidiary of TDK Corporation (NYSE:TDK), a leading multinational manufacturer of electronic components and recording media products. Under the terms of the agreement, TDK has invested $1,425,000 in exchange for a 45% interest in Sound Source. In addition, and subject to completion of an increase in the Company's authorized shares and certain undisclosed conditions, TDK will invest an additional $3,575,100 for a total $5,000,100 million investment and a 72% stake in the software company.

TDK will reconstitute the Board of Directors of Sound Source and will augment the Company's existing management team by bringing in top management from the interactive division of TDK Recording Media Europe, S.A. In addition, as soon as practicable, the Company will be renamed. The Company will soon be called TDK mediactive, Inc. to be synergistic with its European counterpart, which does business as TDK mediactive. The Company will continue to implement the current business plan to diversify the product line and build its sales and distribution infrastructure worldwide. The Company will also continue to collaborate with TDK Recording Media Europe, S.A. for product development across many video game platforms, including so-called next generation systems and for distribution of localized titles internationally.

Vincent Bitetti will continue his role as Chief Executive Officer and has signed a stock lock-up agreement with the Company. Shin Tanabe, executive director of TDK Recording Media Europe, S.A., will relocate to the Company's Southern California offices and will sign on as the President and COO.
"I am very excited to play a major role in this new, truly international software company," commented Vincent Bitetti, CEO of Sound Source Interactive. "This investment, combined with already committed resources for on going product development across many interactive platforms, will position the company for the future to the benefit of its shareholders." He continued, "We have worked very hard to reposition this company and TDK has been an integral
part of that repositioning effort   we couldn't have a more committed
partner."

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"Sound Source has been an invaluable partner and Mr. Bitetti understands the interactive software business," commented Shin Tanabe, executive director of TDK Recording Media Europe. "This is a logical step for TDK and secures our interests in North America, Europe, Australia and Japan. TDK intends to build a worldwide presence in this industry with a portfolio of products for both current video game platforms and next generation systems, as well as other new technology delivery systems as applicable." Mr. Tanabe continued, "Both companies share a product development philosophy that is family friendly and we will endeavor to publish titles that are fun and exciting, but without explicitly violent content."

About TDK USA:

TDK U.S.A. Corporation ("TUC") founded in 1981 is a wholly owned subsidiary of TDK Corporation (NYSE Symbol "TDK"). It is the parent company of TDK's 10 U.S. subsidiaries. Through these subsidiaries TUC is engaged in the manufacture, sale and distribution of blank recording media (optical and magnetic), electronic materials and components, and integrated circuits of LAN/WAN embedded modem and set-top box applications and employs in excess of 2300 employees.

About TDK Europe:

TDK Recording Media Europe, S.A. is the TDK's Recording Media and Systems Business group head quarter in Europe. Its European distribution covers all channels including Hyper markets, supermarkets, record/video stores, electronics stores, department stores, kiosks, bookstores and others, throughout Europe. The digital contents business unit, TDK mediactive, was founded June 1st, 1999, as a new business unit of TDK Recording Media Europe S.A. Expanding into complementary business domains, TDK mediactive develops, produces and markets edutainment and entertainment software for PC, MAC and video game platforms, as well as music video programs on DVD Video. The company co-operates with leading content developers and publishers around the world to acquire title programs and market them under the TDK brand, which is widely associated with high quality products. TDK mediactive business unit for European market is located at the European HQ of TDK Recording Media Europe S.A. at Z.I. Bommelscheuer, L-4901 Bascharge, Grand Duchy of Luxembourg.

TDK mediactive                      www.tdk-mediactive.com

TDK Recording Media Europe S.A.     www.tdk-europe.com

ABOUT SOUND SOURCE INTERACTIVE

Headquartered in Calabasas, California, Sound Source Interactive is a high quality publisher of family oriented interactive software for personal computers and console systems. The company is a comprehensive software studio, producing an expanding list of award-winning software products based on licensed content derived from popular children's literature, major motion pictures, video franchises and long-standing television programs. The company has exclusive licenses with Universal Studios, The Harvey Entertainment Co., 20th Century Fox, New Line Cinema, Signature Networks and others. More information on Sound Source Interactive and its products is available through its worldwide web site at www.soundsourceinteractive.com.


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This release contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors described in the documents the Company files from time to time with the Securities and Exchange Commission.

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